                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           AXENT TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                           AXENT TECHNOLOGIES, INC.
                      2400 Research Boulevard, Suite 200
                           Rockville, Maryland 20850

[AXENT LOGO]
                                  May 3, 2000

Dear Stockholders:

  You are cordially invited to attend the 2000 Annual Meeting of Stockholders of AXENT Technologies, Inc. to be held at 9:30 a.m., local time, on Tuesday, June 6, 2000 at AXENT's headquarters at 2400 Research Boulevard, Rockville, Maryland. Stockholders of record at the close of business on April 26, 2000 are entitled to vote at the annual meeting.

  A Notice of Annual Meeting of Stockholders, Proxy Statement and proxy are enclosed. Also enclosed is AXENT's 2000 Annual Report to Stockholders, which includes our Form 10-K for 1999. You may request a copy AXENT's 2000 Corporate Report, which was not available at the time of mailing these materials, on AXENT's Web page (www.axent.com) or by calling AXENT's investor relations personnel.

  Whether or not you attend the annual meeting, please immediately sign, date and return your proxy in the enclosed envelope so that as many shares as possible are represented.

                                          Sincerely,

                                          /s/ John C. Becker

                                          John C. Becker
                                          Chief Executive Officer and Chairman
                                          of the Board

                           AXENT TECHNOLOGIES, INC.
                      2400 Research Boulevard, Suite 200
                           Rockville, Maryland 20850

[AXENT LOGO]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 6, 2000

  AXENT Technologies, Inc. will hold its 2000 Annual Meeting of Stockholders on Tuesday, June 6, 2000, at 9:30 a.m., local time, at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850 for the following purposes:

  1. To elect two directors for terms of three years or until their respective successors have been elected or appointed;

  2. To approve an amendment to the AXENT Technologies, Inc. 1999 Incentive Stock Plan reserving for issuance 1,400,000 additional shares of AXENT common stock; and

  3. To transact any other business properly coming before the Annual Meeting and any adjournment or postponement.

  Stockholders of record of AXENT common stock as of the close of business on April 26, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement.

Please immediately sign, date and return your proxy in the enclosed envelope. If you attend the meeting, you may withdraw your proxy if you wish and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ Gary M. Ford

                                          Gary M. Ford
                                          Secretary

Rockville, Maryland
May 3, 2000

                           AXENT TECHNOLOGIES, INC.
[AXENT LOGO]
                                PROXY STATEMENT

  AXENT Technologies, Inc. is furnishing this proxy statement in a solicitation by our Board of Directors of proxies for use in voting at our 2000 Annual Meeting of Stockholders and any adjournment or postponement of that meeting. Our annual meeting will be held on Tuesday, June 6, 2000 at 9:30 a.m., local time, at our principal offices, 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850. Our main telephone number is (301) 258-5043. This proxy statement, the accompanying proxy and our 2000 Annual Report to Stockholders are first being mailed to stockholders on or about May 3, 2000.

  The record date for our annual meeting is April 26, 2000, and stockholders of record on AXENT's books as of 5:00 p.m. on that date will be entitled to vote at our annual meeting. At the close of business on that date, AXENT had outstanding 28,792,734 shares of its common stock, each of which entitles its holder to cast one vote on each matter to be presented at our annual meeting.

  Votes cast by proxy or in person at the annual meeting will be tabulated by the persons appointed by AXENT's Board of Directors as the inspector of elections, with the assistance of our transfer agent. The inspector of elections will also determine whether or not a quorum is present. Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Shares referred to as "broker non-votes" will be treated as shares that are present for purposes of determining a quorum at the annual meeting but will not be treated as present for the vote on any matter for which authority to vote is lacking. For the passage of any matters other than the election of directors, the affirmative vote of a majority of shares present or represented on such matter is required.

  The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the annual meeting in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by delivering to Georgeson & Company Inc. by facsimile to (212) 440-9009 a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. Unless specified otherwise, all shares represented by the enclosed form of proxy will be voted FOR the election of the two nominees as directors, approval of the amendment to our 1999 Incentive Stock Plan to increase the shares available for issuance and other matters which the proxy holders deem advisable during the annual meeting. We have received no notice as of April 26, 2000 that any stockholder proposal is to be submitted at the annual meeting. We believe that the tabulation procedures to be followed by the inspector of elections are consistent with Delaware statutory requirements for voting of shares and determination of a quorum.

  We will bear the cost of soliciting proxies for the annual meeting. Georgeson & Company Inc. has been engaged by AXENT to act as proxy solicitors and to mail proxies to the holders of common stock on the record date, and we will pay them a fee for those services of approximately $7,500. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to those beneficial owners. Certain of our directors, officers and regular employees, without additional compensation, may also solicit proxies either personally or by telephone, e-mail or other similar means.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  Our directors are divided into three classes. The number of directors is determined from time to time by our Board of Directors and currently is fixed at six. A single class of directors is elected each year at the annual meeting of stockholders. Each director elected at an annual meeting will serve for a term ending at the third annual meeting of stockholders after his election or when his successor is elected and duly qualified.

  Two directors are to be elected at this annual meeting to serve until the 2003 Annual Meeting of Stockholders or until their respective successors are elected and duly qualified. The nominees who will stand for election are John
C. Becker and John F. Burton, both of whom are currently members of our Board of Directors. The two nominees receiving the highest number of affirmative votes will be elected as directors for a term of three years. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the other named nominee and for any substitute nominee designated by the present Board of Directors or the proxy holders, or the number of directors constituting the Board of Directors may be reduced. Our Board of Directors has no reason to believe that Messrs. Becker or Burton will be unable or unwilling to serve as a nominee or as a director if elected.

Information Concerning Nominees and Other Incumbent Directors

Directors to be Elected at the 2000 Annual Meeting

  John C. Becker, age 42, has been a director of AXENT since October 1996. He became our Chairman of the Board in January 1999 and has served as our Chief Executive Officer since August 1997. From October 1996 to December 1998, he served as our President and Chief Operating Officer. From October 1992 to October 1996, he served as our Executive Vice President, Chief Financial Officer and Treasurer and from March 1991 to October 1992, as our Senior Vice President and Chief Financial Officer. From November 1989 to March 1991, he served as Vice President of our predecessor and was responsible for finance and administration. From 1979 to November 1989, Mr. Becker held various positions involving financial matters at Marriott Corporation and MCI Communications, Inc.

  John F. Burton, age 48, has been a director of AXENT since January 1997. He has served as Managing Director of Updata Capital, Inc., an investment-banking firm, since March 1997. From 1995 to March 1997, he was Managing Director of Burton Technology Partners, Ltd. He served as Chief Executive Officer of Nat Systems International, Inc., a vendor of software development products, from September 1995 to September 1996. Mr. Burton served as President, Chief Executive Officer, Chief Operating Officer and a director of Legent Corporation, a provider of information services solutions, between 1984 and 1995. He serves as a director of Banyan Systems, Inc., OTG Software Inc., SAGA Systems, Inc. and TREEV Inc.

Directors Whose Terms Expire in 2001

  Timothy A. Davenport, age 44, has been a director of AXENT since May 1998. He has served as President, Chief Executive Officer and a director of Best Software, Inc., a provider of corporate resource management software solutions, since June 1995. From 1987 to June 1995, he served as Vice President, Developer Tools Group, and Vice President, Graphics Division, of Lotus Development Corporation, a software company providing productivity and work group applications. From 1985 to 1987, Mr. Davenport served as Vice President of Product Marketing for Decision Resources, a division of Ashton-Tate Corporation, a software company that developed business graphics applications.

  Kevin A. McNerney, age 41, has been a director of AXENT since October 1998. Mr. McNerney has served with Heidrick & Struggles, International, a leading executive search firm, since 1993, including as the Managing Partner of the Tysons Corner, Virginia office since 1996 and Managing Partner of the Washington, D.C. office since 1999. From 1983 to 1993, he served in various positions with Systems Center, Inc., a leading provider of systems and network management software for mainframe, distributed and open systems environments, including as Executive Vice President, where he had general management responsibility for the firm's worldwide operations.

 Directors Whose Terms Expire in 2002

  Richard A. Lefebvre, age 53, has been a director of AXENT since March 1991. He has served as a general partner of Allegra Partners Fund IV, a venture capital firm, since January 2000. Mr. Lefebvre served as our Chairman of the Board from March 1991 through December 1998, as our Chief Executive Officer from March

1991 to July 1997 and as our President from March 1991 to October 1996. He also served as President, Chief Executive Officer and a director of our predecessor from 1989 until March 1991. From April 1987 to January 1989, Mr. Lefebvre was the Executive Vice President and Chief Operating Officer of Sage Software, Inc., a provider of software development tools.

  Gabriel A. Battista, age 55, has been a director of AXENT since September 1995. Since January 1999, he has served as President, Chief Executive Officer and Chairman of the Board of Talk.com Inc. (formerly Tel-SAVE.com, Inc.), which provides e-commerce telecommunications services. From November 1996 to November 1998, he served as Chief Executive Officer of Network Solutions, Inc., which assigns and administers Internet domain names. From September 1995 through November 1996, he served as Chief Executive Officer and President of Cable and Wireless, Inc. ("C&W"), a leading telecommunications company. He served as President and Chief Operating Officer of C&W from 1993 to 1995, and as Chief Operating Officer from 1991 through 1993. Mr. Battista serves as a director of Talk.com, Inc., OTG Software, Inc., VIA NET.WORKS, Inc. and Systems and Computer Technology Corporation.

Information Regarding the Board of Directors and Committees

  During 1999, our Board of Directors met eight times and acted three times by written consent. The Board has a standing Audit Committee and a Compensation Committee. Each director attended more than 75% of the meetings of the Board and any committee on which he served in 1999.

  The Audit Committee recommends the firm to be appointed as independent accountants to audit AXENT's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants AXENT's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of AXENT and reviews the non-audit services to be performed by the independent accountants. During 1999, the Audit Committee met four times. Messrs. Davenport and McNerney are the current members of the Audit Committee.

  The Compensation Committee reviews and determines the compensation arrangements for our management and administers our stock option plans and employee stock purchase plan. During 1999, our Board of Directors performed the duties of the Compensation Committee.

  The Board of Directors currently does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the Board of Directors will consider recommendations from stockholders, which should be addressed to the Secretary of AXENT and sent to our headquarters address.

  During 1999, each director who was not an AXENT officer received an award of stock options to purchase 2,000 shares under our 1996 Directors' Stock Option Plan on the date of our 1999 Annual Meeting of Stockholders in lieu of any fees for serving as a director. Those options vested immediately. During 1999, Messrs. Battista, Burton, Davenport, Lefebvre and McNerney each received awards of stock options to purchase 2,000 shares on June 4, 1999 with an exercise price of $11.938 per share. Other than those option grants, no director received any fees or other compensation for serving in such capacity during 1999.

  The Board of Directors recommends a vote "FOR" the election of the nominees named above.

     PROPOSAL 2: APPROVAL OF AN AMENDMENT TO OUR 1999 INCENTIVE STOCK PLAN

  The Board of Directors has approved and recommends that our stockholders approve an amendment to the AXENT Technologies, Inc. 1999 Incentive Stock Plan (the "1999 Plan") that reserves an additional 1,400,000 shares for issuance under that plan. At March 31, 1999, options to purchase 1,179,306 shares were outstanding under the 1999 Plan and 84,432 shares were available for future awards under that plan. The 1999 Plan provides for grants of stock options and other equity rights, including stock appreciation rights, stock and phantom stock awards and performance awards, to employees, officers, directors and consultants of AXENT and its subsidiaries.

The purpose of the 1999 Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available persons for positions of substantial responsibility.

  We currently maintain our 1998 Incentive Stock Plan (the "1998 Plan"), our 1996 Stock Option Plan (the "1996 Plan") and our 1991 Stock Option Plan (the "1991 Plan"). At March 31, 1999, options to purchase 1,337,179 shares were outstanding under the 1998 Plan and 253,064 shares were available for future awards under that plan; options to purchase 997,195 shares were outstanding under the 1996 Plan and 50,478 shares were available for future grants under that plan; and options to purchase 83,999 shares were outstanding under the 1991 Plan and 17,773 shares were available for future grants under that plan. We believe that the shares currently available for future award under the 1999 Plan, the 1998 Plan and the 1996 Plan may not be sufficient for awards expected to be made before our next currently anticipated meeting of stockholders. In our view, the amendment of the 1999 Plan and the reservation of 1,400,000 additional shares for awards under the 1999 Plan are, when combined with shares available under the 1998 Plan and the 1996 Plan, necessary for us to be able to meet our need to provide incentive awards until our next currently anticipated meeting of stockholders. Current and future awards under the 1999 Plan, the 1998 Plan, the 1996 Plan and the 1991 Plan will continue to be subject to the terms of the respective plan. A summary of the material features of the 1999 Plan is provided below.

Shares Available under the Amended 1999 Plan

  The number of shares of our common stock that may be issued with respect to awards granted under the 1999 Plan, as amended, would be increased by 1,400,000 shares. The maximum number of shares of our common stock subject to awards of any combination that may be granted under the 1999 Plan during any fiscal year of AXENT to any individual is limited to 500,000. In any calendar year, the total number of awards of stock options, stock appreciation rights and other equity rights that may be granted under the 1999 Plan with an exercise or purchase price below fair market value may not exceed 200,000 shares. These limits are subject to adjustment to reflect certain corporate events, such as stock dividends, recapitalizations and business combinations. If any award, or portion of an award, under the 1999 Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of our common stock are surrendered in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares will be available for further awards under the 1999 Plan. The closing price of AXENT common stock on April 27, 1999 was $19.9375 per share.

Administration

  The 1999 Plan will be administered by the our Board of Directors, its Compensation Committee or by any other committee or committees that may be appointed by the Board from time to time (our Board or any committee or committees hereinafter referred to as the "Administrator"). The Administrator will have authority to take all other actions necessary to carry out the purpose and intent of the 1999 Plan, including, among other things: (i) determining the eligible persons to whom, and the time or times at which, awards shall be granted; (ii) determining the types of awards to be granted;
(iii) determining the number of shares to be covered by or used for reference purposes for each award; (iv) imposing such terms, limitations, restrictions and conditions upon any such award as the Administrator may deem appropriate;
(v) modifying, amending, extending or renewing outstanding awards, or accepting the surrender of outstanding awards and substituting new awards (although modifications and cancellations to reduce the price of an outstanding award under the 1999 Plan are prohibited and any modification that would materially adversely affect any outstanding award may generally not be made without the consent of the holder); (vi) accelerating or otherwise changing the time in which an award may be exercised or becomes payable and waiving or accelerating the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an award following termination of any grantee's employment; and (vii) establishing objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period. The Administrator may not, without the approval of our stockholders, reduce the price of stock options, stock appreciation rights and other equity rights awarded under the 1999 Plan, whether by amendment of the outstanding award or cancellation of the existing award and issuance of a new award unless such adjustment is made to reflect certain corporate events, such as stock dividends, recapitalizations and business combinations.

Eligibility To Receive Awards

  Participation in the 1999 Plan is open to all employees, officers, directors and consultants of AXENT or any of its affiliates, as may be selected by the Administrator from time to time. As of March 31, 2000, five non-officer directors and approximately 630 employees are eligible to participate in the 1999 Plan.

Type of Awards

  The 1999 Plan permits the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. These awards may be granted separately or in tandem with other awards. The Administrator determines the prices, expiration dates and other material conditions upon which such awards may be exercised. As noted above, in any one calendar year, the total number of awards of stock options, stock appreciation rights and other equity rights that may be granted under the 1999 Plan with an exercise or purchase price below fair market value may not exceed 200,000 shares.

  Stock Options: The 1999 Plan allows the Administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options, but incentive stock options may only be granted to employees of AXENT or a subsidiary. Options intended to qualify as incentive stock options under
Section 422 of the Code must have an exercise price at least equal to fair market value on the date of grant. Nonqualified stock options must be granted with an exercise price at least 85% fair market value on the date of grant. The option exercise price may be paid in cash, by tender of shares of our common stock, by a combination of cash and shares or by any other means the Administrator approves. All stock options granted through April 26, 2000 under the 1999 Plan have been nonqualified stock options and have been granted at 100% of fair market value on the date of grant.

  Stock Appreciation Rights: The 1999 Plan allows the Administrator to grant awards of stock appreciation rights ("SAR"). A SAR entitles the holder to receive a payment in cash, in shares of our common stock, or in a combination of both, having an aggregate value equal to the product of (i) the excess of
(A) the fair market value on the exercise date of one share of our common stock over (B) the base price per share specified in the grant agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. As of April 26, 2000, no SAR has been granted under the 1999 Plan.

  Stock and Phantom Stock Awards: The 1999 Plan allows the Administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units ("phantom stock") to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of our common stock or in a combination of both. As of April 26, 2000, no grant of stock or phantom stock award has been made under the 1999 Plan.

  Performance Awards: The 1999 Plan allows the Administrator to grant performance awards which become payable in cash, in shares of our common stock or in a combination of both on account of attainment of one or more performance goals established by the Administrator. Performance goals established by the Administrator may be based on AXENT's or an affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit or AXENT or an affiliate as a whole, over such performance period as the Administrator may designate. As of April 26, 2000, no performance awards have been made under the 1999 Plan.

Change of Control

  The 1999 Plan provides for the automatic acceleration of vesting of 50% of the shares subject to awards held by a grantee in the event of any "Change of Control" (as defined in the 1999 Plan). A Change of Control includes, but is not limited to, an acquisition of AXENT, a merger or consolidation in which our voting securities outstanding immediately prior to the merger or consolidation represent 50% or less of the voting power of AXENT or the surviving entity immediately after the merger or consolidation, the acquisition by a third party of beneficial ownership of 50% or more of the voting power of our outstanding securities or certain changes in the composition of our Board of Directors. Options granted to AXENT officers provide for automatic acceleration of vesting of all shares subject to the award in the event of a change of control, as defined in the 1999 Plan. AXENT's executive severance guidelines also provide for the 100% acceleration of all stock options held by AXENT officers and certain key employees in the event their employment is terminated without cause within nine months of a change of control of AXENT. See "Executive Compensation--Employment Agreements and Severance Arrangements."

Awards Under The 1999 Plan

  Under the 1999 Plan, options had been granted as of December 31, 1999 to Messrs. Becker, Jackson, Birss, Shinbrood and Edwards to purchase a total of 150,000, 100,000, 30,000, 0 and 12,500 shares, respectively. At December 31,
1999, options had been granted under the 1999 Plan to the group of persons who were then executive officers of AXENT to purchase a total of 320,000 shares, and options had been granted to all other employees to purchase a total of 462,400 shares.

Amendment And Termination

  Our Board may terminate, amend or modify the 1999 Plan or any portion thereof at any time. However, no award may be granted more than ten years after the 1999 Plan is effective.

Federal Income Tax Consequences

  The following is a general summary of the current federal income tax treatment of stock options, SARs and other equity rights that may be granted under the 1999 Plan based upon the current provisions of the Code and the regulations promulgated thereunder. The discussion below, insofar as it relates to the deductibility by AXENT of any compensation payable under the 1999 Plan, is subject to the paragraph below relating to compensation in excess of $1,000,000 payable to certain executive officers.

  No tax consequences result from the grant of options which are intended to qualify as incentive stock options ("ISOs"), within the meaning of Section 422 of the Code. If an option holder acquires stock upon the exercise of an ISO, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and we will be allowed no deduction as a result of such exercise provided that the following conditions are met: (a) at all times during the period beginning on the date of grant of the ISO and ending on the day three months before the date of such exercise, the option holder is an employee of AXENT or a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the ISO was granted nor within one year after the exercise of the ISO. The three-month period in (a), above, is extended to one year in the event the option holder is disabled or dies. If the holder of an ISO sells stock after compliance with these conditions, any gain realized over the exercise price of the ISO ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of sale of the shares.

  If the option holder fails to comply with the employment requirement discussed above, the tax consequences will be the same as for a nonqualified option, discussed below. If the option holder fails to comply with the holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the stock on the date the ISO was exercised over the exercise price or (b) the excess of the amount realized upon such disposition over the exercise price. Any additional gain ordinarily will be recognized by the option holder as capital gain, either long-term or short-term, depending on the holding period of the shares. If the option holder is treated as having received ordinary income because of his or her failure to comply with either condition above, we are allowed an equivalent deduction in the same year.

  We anticipate that options granted under the 1999 Plan will be nonqualified options. No tax consequences result from the grant of a nonqualified option. An option holder who exercises a nonqualified option generally will realize compensation taxable as ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise, and we will be entitled to a deduction from income in the same amount in the year in which the exercise occurred. The option holder's basis in shares received in an exercise of a nonqualified option with cash will be the fair market value of the shares on the date income was realized, and when the holder disposes of the shares, he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

  The grant of SARs or phantom stock will not result in taxable income to the grantee or a deduction to us. Upon exercise of an SAR or payment on phantom stock, the grantee will recognize ordinary income and is allowed a corresponding deduction in an amount equal to the cash or the fair market value of the shares of common stock received by the grantee.

  A grantee of a stock award will recognize taxable income for federal income tax purposes at the time of the award, or, if the stock award is for "restricted stock," the earliest date on which the award is within the meaning of Section 83 of the Code, either transferable or no longer subject to a substantial risk of forfeiture. However, the grantee of restricted stock may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares subject to the award on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. We generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the grantee in the year the grantee is taxed on the income.

  The Code generally disallows deductions to public companies with respect to compensation over $1,000,000 paid to the company's chief executive officer and its four other most highly compensated executive officers. Qualifying "performance-based" compensation, as defined in the Code, is not subject to the deduction limit. The applicable conditions for "performance-based" compensation include, among others, that the stockholders approve the plan. Stock options and SARs granted under the 1999 Plan at not less than the fair market value of our common stock on the date of grant are intended to qualify as "performance-based" compensation. Other awards under the 1999 Plan will generally not qualify as "performance-based" compensation.

Required Vote

  Approval of the proposed amendment to the 1999 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE 1999 INCENTIVE STOCK PLAN.

                               OFFICERS OF AXENT

  In addition to Mr. Becker, for whom biographical information is included in "Information Concerning Nominees and Other Incumbent Directors," our officers at April 26, 2000 are as follows:

  Brett M. Jackson, age 41, has served as our President and Chief Operating Officer since January 1999. From June 1997 to January 1999, he served as our Executive Vice President. From August 1993 to June 1997 he served as our Senior Vice President responsible for worldwide sales and consulting services. From April 1991 through July 1993, he served as our Vice President and was responsible for product operations and sales and marketing matters. From July 1989 to April 1991, he served as Director of Marketing of our predecessor.

  Edward W. Birss, age 47 has served as our Senior Vice President since October 1999 and as our Vice President from July 1997 to October 1999, including as General Manager of the Defender business unit. He was an officer of AssureNet Pathways, Inc. from April 1996 until we acquired it in March 1997. From 1994 to April 1996, he served both as a Vice President of Silicon Graphics, Inc. and President of Interactive Digital Solutions (an interactive TV joint venture between AT&T and Silicon Graphics). From 1992 to 1994, Mr. Birss served as Chief Operating Officer at Taligent, Inc., a producer of object-based technologies and development products. From 1980 to 1992, he served in various positions at Apple Computer, Inc., including Director of Software Engineering, Director of Product Engineering (1986 to 1988), Vice President of Product Engineering, Senior Vice President Product Engineering Operations (1988 to 1991) and Senior Vice President and General Manager of Object Based Systems (1991 to 1992).

  Gary M. Ford, age 45, has served as our Vice President, General Counsel and Secretary since August 1995. From 1984 through July 1995, Mr. Ford was a member of the law firm of Tucker, Flyer & Lewis, a professional corporation.

  Phillip A. Salopek, age 30, has served as a Vice President responsible for finance and accounting matters since April 2000. From April 1997 to April 2000, he served as AXENT's Director of Finance and Controller. From September 1995 to April 1997, he served as Assistant Controller of AXENT. From June 1992 to September 1995, he held various financial positions within AXENT.

  James A. Burdick, age 51, has served as our Vice President responsible for business development and operational matters for Secure Network Consulting, Inc. since October 1999, and for presales system engineer support to North American sales from January to October 1999. He was a founding principal of Secure Network Consulting, Inc. and served as its Vice President for Enterprise Security Technology from January 1998 until it was acquired by AXENT in July 1998. From January 1994 until January 1998, Mr. Burdick served in various positions with Trident Data Systems, most recently as the Chief Engineer in Trident's Commercial Division.

  Robert A. Clyde, age 40, has been our Vice President since March 1991 and has been responsible for various product engineering, client services and product management matters, including serving as General Manger of our Security Management business unit and as General Manger responsible for the security products group. Before March 1991, Mr. Clyde served as Vice President of our predecessor and Director of the Clyde product group.

  Gregory Coticchia, age 39, has been our Vice President responsible for marketing communications and product management since January 1999. He served as Chief Operating Officer, then Chief Executive Officer, of Mallett Technology from November 1996 through May 1998. Mr. Coticchia served as Vice President of Product Management, then Vice President of Marketing, of Nat Systems International, Inc., a vendor of software development products, from November 1995 to October 1996. From December 1994 until July 1995, Mr. Coticchia served as Vice President of Marketing and Business Development at Tartan, Inc. In addition, he founded, and was General Manager and Vice President of Emprise Technologies, from October 1991 to November 1994. Mr. Coticchia served as Vice President, Marketing of Legent Corporation responsible for its Systems Productivity Division (SPD) products from November 1986 until September 1991.

  Gregory M. Gotta, age 46, has served as our Vice President of Engineering responsible for engineering, quality assurance and documentation in our development facilities in Waltham, MA and Nashua, NH since April 1999. Prior to this, he served as Chief Operating Officer of Trigent Software, Inc., a software development firm, from 1997 to April 1999. From 1995 to 1997, he served as Vice President of Engineering for Intersolv, Inc., a provider of software development tools. Mr. Gotta served in various positions at Legent Corporation from 1987 to 1995, including General Manager of its Application Management Division. He has also held other software development positions with the General Electric Plastics Business Group and Aetna Life and Casualty Company.

  John C.M. Holland, age 49, has served as our Vice President responsible for European operations since April 1997. He has served AXENT and its UK operations in various capacities since January 1993, including as Director of International Channel Operations from January 1996 to April 1997, International Business Manager--Security from January 1995 to January 1996, Security Product Manager from January 1994 to January 1995 and UNIX Business Manager from January 1993 to January 1994. He was European UNIX Business Manager for Systems Center, Inc. from March 1991 through 1992. Mr. Holland served as Senior Vice President of Operations of Uniplex, Inc. from October 1989 to January 1991, and served in various capacities in the UK operations of Uniplex, Inc. from 1985 to October 1989, including as Group Operations Director.

  Charies A. Johnson, age 43, has served as our Vice President responsible for professional services since January 1999. He was a founding principal of Secure Network Consulting, Inc. and served as its President from January 1998 until January 1999. From January 1994 until January 1998, Mr. Johnson served in various positions with Trident Data Systems, most recently as its Vice President of Operations in Trident's Commercial Division. From 1974 to 1994, he worked in various security disciplines with the National Security Agency, the Air Intelligence Agency and the Air Force Information Warfare Center.

  Our officers are selected by the Board of Directors on an annual basis.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain summary information for Mr. Becker, our Chief Executive Officer during 1999, and each of our four other most highly compensated executive officers (collectively, the "Named Officers").

                          Summary Compensation Table

                                                         Long-term
                                                        Compensation
                               Annual Compensation         Awards
                           ----------------------------  Securities     All Other
  Name and Principal       Fiscal                        Underlying  Compensation($)
       Position             Year  Salary($) Bonus($)(1)  Options(#)        (2)
  ------------------       ------ --------- ----------- ------------ ---------------
John C. Becker              1999  $240,000   $    -0-     300,000        $1,381
Chief Executive Officer     1998   220,000     62,400     225,000         1,295
and Chairman of the Board   1997   170,341    112,400     218,097           674

Brett M. Jackson            1999   185,000        -0-     200,000         1,196
President and Chief         1998   160,000     63,840     100,000         1,117
Op erating Officer          1997   140,625     91,680     150,198           552

Edward W. Birss             1999   152,500     40,000      40,000         1,356
Senior Vice President       1998   150,000     24,600      25,000         1,317
                            1997   150,000     10,000      64,444           -0-

Marc S. Shinbrood (3)       1999   150,000     17,500      10,000         1,356
Senior Vice President       1998   145,000     27,960      20,000         1,326
                            1997   145,000     41,600      40,000           331

Robert B. Edwards, Jr. (3)  1999   150,000        -0-      25,000         1,094
Vice President and          1998   135,000     31,200      25,000         1,022
Chief Financial Officer     1997   105,000     47,520      44,997           428

--------
(1) Our officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate performance objectives determined by the Compensation Committee. Amounts shown include actual bonus and commissions earned and paid for 1999, 1998 and 1997, adjusted for a voluntary reduction of bonus in April 1997. See "-Executive Bonus Plan."
(2) "All Other Compensation" includes the payment by AXENT of the annual premium for certain term life insurance and short-term disability premiums pursuant to a benefit program.
(3) Resigned as an employee and officer in 2000.

  The following table sets forth certain information regarding options to purchase our common stock which were granted in 1999 to each of the Named
Officers:

                                                                   Potential Realizable
                                                                     Value at Assumed
                                                                   Annual Rates of Stock
                                                                    Price Appreciation
                        Option Grants in Last Fiscal Year                   for
                                Individual Grants                     Option Term (4)
                -------------------------------------------------- ---------------------
                           % of Total
                Number of   Options
                Securities Granted to
                Underlying Employees  Exercise or
                 Options   in Fiscal   Base Price
     Name       Granted(1)  Year (2)   ($/Sh)(3)   Expiration Date     5%        10%
     ----       ---------- ---------- ------------ --------------- ---------- ----------
John Becker      300,000     16.25    $9.19-$11.69  4/29/09-6/3/09 $1,969,198 $4,990,450
Brett Jackson    200,000     10.84    $9.19-$11.69  4/29/09-6/3/09  1,312,799  3,326,967
Edward Birss      40,000      2.17    $9.19-$12.94 4/29/09-9/30/09    294,013    745,094
Marc Shinbrood    10,000      0.54    $       9.19         4/29/09     57,775    146,420
Robert Edwards    25,000      1.35    $9.19-$11.69  4/29/09-6/3/09    160,167    405,907

--------
(1) The stock options vest over four years in equal quarterly installments while the officer remains employed by us.
(2) Based on options to purchase 1,845,700 shares of our common stock granted during 1999.
(3) All stock options have exercise prices equal to the fair market value of our common stock on the date of grant.
(4) These amounts are based on annual compound stock price appreciation of five and ten percent above the exercise price over the ten-year term of the options and are mandated by rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on future performance of our common stock, overall market conditions, as well as the option holder's continued employment throughout the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

  The following table sets forth certain information regarding options to purchase our common stock exercised during 1999 or held as of December 31, 1999, by each of the Named Officers.

                                   Aggregate Option Exercises in
                            Last Fiscal Year and Fiscal Year-End Option
                                              Values
                         -------------------------------------------------
                                                   Number of Securities    Value of Unexercised in-
                                                  Underlying Unexercised             the-
                          Shares                     Options at Fiscal           Money Options
                         Acquired                        Year-End          at Fiscal Year- End($)(2)
                            On        Value      ------------------------- -------------------------
          Name           Exercise Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------------- ----------- ------------- ----------- -------------
John Becker.............   -0-         $-0-        320,535      444,062    $2,573,821   $3,785,921
Brett Jackson...........   -0-          -0-        176,698      267,500     1,486,990    2,406,663
Edward Birss............   -0-          -0-         33,883       75,561       270,606      642,633
Marc Shinbrood..........   -0-          -0-         28,327       32,500       231,400      272,636
Robert Edwards..........   -0-          -0-         30,187       45,437       245,601      387,814

--------
(1) Calculated based on the market price of our common stock at the time of exercise, less the exercise price payable for such shares multiplied by the number of shares acquired upon exercise.
(2) Calculated on the basis of the closing price of our common stock at December 31, 1999, $21.00, less the exercise price payable for such shares multiplied by the number of shares underlying the option.

Employment Agreements and Severance Arrangements

  In the event we terminate the employment of an officer without cause, the officer is entitled to receive certain severance benefits, including full base salary, participation in medical, dental and vision coverage, auto allowance and continued ability to exercise stock options, in accordance with our executive severance guidelines. Those guidelines provide severance periods for officers from 90 days to two years. In the event of termination of employment of an officer without cause occurring within nine months of a change of control of AXENT, the officer would be entitled to receive the same general benefits, as well as full targeted bonus or commissions, for the stated severance period except that the minimum severance period for officers is one year. Under these severance guidelines, Mr. Becker currently would be entitled to receive the compensation and benefits specified above for two years and Messrs. Jackson and Birss each currently would be entitled to receive the compensation and benefits specified above for a period of one year. As Messrs. Shinbrood and Edwards currently are not officers of AXENT, they would not be entitled to receive the compensation and benefits specified above.

  Stock options granted to AXENT officers (including Messrs. Becker, Jackson and Birss) generally vest in full upon an acquisition of AXENT, a merger or consolidation in which our voting securities outstanding immediately prior to the merger or consolidation represent 50% or less of the voting power of AXENT or the surviving entity immediately after the merger or consolidation, the acquisition by a third party of beneficial ownership of 50% or more of the voting power of our outstanding securities or certain changes in the composition of our Board of Directors. Officers whose employment has terminated are not eligible for any additional vesting of any stock options.

  A Memorandum of Understanding signed in 1997 and amended in 1998 between Mr. Lefebvre and the members of the Compensation Committee, on behalf of the Board of Directors, sets out certain payments and benefits for Mr. Lefebvre. Under that memorandum, Mr. Lefebvre received payments of approximately $190,000 for 1999 and is to receive payments of approximately $90,000 for 2000, as well as all employee benefits made available to our full-time employees through July 21, 2000. At our option, we may accelerate all payments that may be due to him and provide for his medical, dental and vision coverage through July 31, 2000. In addition, that memorandum provides that stock options granted to Mr. Lefebvre will continue to vest so long as he serves as a member of our Board and will be exercisable until the earlier of the stated expiration date of such option or 90 days after he ceases to serve as a member of our Board. In the event of a change of control, all future payments due to Mr. Lefebvre become payable in a lump sum and his stock options will be accelerated fully before the earliest date on which the change of control may be deemed to occur.

Executive Bonus Plan

  Our executive bonus plan is designed to attract, retain and provide performance incentives for key management personnel. The plan provides for a cash bonus to be paid to the key management personnel upon attainment of individualized predetermined performance objectives. Awards made to management under the plan are determined by our Board of Directors or its Compensation Committee. For 2000, Messrs. Becker, Jackson and Birss will be eligible for annual bonus payments in amounts up to $200,000, $225,000 and $85,000, respectively.

                         BOARD OF DIRECTORS REPORT ON
                            EXECUTIVE COMPENSATION

  This report by the Board of Directors discusses the compensation objectives and policies generally applied by the Board in determining the compensation arrangements for our executive officers for and during 1999. This report also discusses the objectives and policies applied specifically in determining the compensation arrangements for our Chief Executive Officer during 1999.

  The Board of Directors, comprised during 1999 of John Becker, Gabriel Battista, John Burton, Timothy Davenport, Richard Lefebvre and Kevin McNerney, determined salary, bonuses and stock option grants for all our executives for 1999. Messrs. Battista, Davenport and McNerney were independent, non-employee directors of AXENT at all times during 1999.

Compensation Philosophy

  Our executive compensation program is designed to reward the executives based upon our business performance, both short-term and long-term, thereby aligning the interests of executive officers with the interests of our stockholders. The program also seeks to retain and attract productive executives by providing competitive total compensation packages. The principal elements of compensation employed by the Compensation Committee are base salary, short-term incentives through annual cash bonuses and long-term incentives through stock option grants.

Compensation Plan

  The Board of Directors or its Compensation Committee reviews at least annually our executive compensation programs. In the review process, we undertake a survey of compensation paid by peer or comparable companies and consider and make recommendations for each executive based upon factors that we believe are relevant, including compensation packages for executives in comparable roles at other public companies, the nature of the individual's responsibilities, the individual's contributions to our growth and success, our historical and recent financial performance, the individual's historic compensation levels and length of service with AXENT and the individual's level of compensation relative to the compensation of our other executives.

  Base Salary. The Board of Directors or its Compensation Committee annually reviews and establishes base salaries for all of our executives, including the Chief Executive Officer, based primarily on each executive's responsibilities, experience, knowledge and individual performance during the prior year, as well as the base salaries for executives in comparable roles performing at comparable levels at other companies in the same or related industries. In measuring individual performance during the prior year for this purpose, we consider contributions to our recent financial performance, performance on non-financial goals and other contributions to our success.

  The average increase for 1999 in base salaries for all executives who served as such during 1998 was approximately twelve percent. Mr. Becker's base salary increased 9.1% for 1999 to reflect the increase in his responsibilities as a result of his election as Chairman of the Board in January 1999 and his service as Chief Executive Officer, to reward his contributions to our growth and success and to bring his salary into greater parity with that of his peers in the industry.

  Bonuses. Under our executive bonus plan, the Board of Directors or its Compensation Committee establishes the amount of cash bonus to be paid to each executive upon attainment of individualized performance objectives determined for each year. For 1999, the maximum bonus for which executives who served as such in 1998 were eligible increased an average of approximately twenty-five percent. For 1999, the bonus plan for each executive was based upon one or more of the following criteria: 1) achieving the established revenue targets for which an executive was responsible; 2) achieving certain earnings-per-share targets; 3) achieving timely delivery of product and/or 4) individual performance as measured by achievement of defined objectives. The bonus plan for Mr. Becker was based upon AXENT achieving internal revenue and earnings-per-share targets. Mr. Becker received no bonus for 1999 because AXENT did not achieve the established targets.

  Stock Option Grants. The Board of Directors or its Compensation Committee makes grants of stock options under our stock option plans to retain and reward key employees for contributions to AXENT. The number of options granted to each executive during 1999 was based upon individual and company performance, future individual potential to impact our performance, the shares owned by each executive, the respective option position, both vested and unvested, of each executive and equity compensation awarded by other companies in our industry.

  Stock options awarded in 1999 to all executives, including Mr. Becker, were based upon the above factors and were intended to provide rewards consistent with stockholder returns. During 1999, Mr. Becker was granted stock options covering a total of 300,000 shares, including options granted to reward him for his contributions to our performance in 1998. Other executives of AXENT named in the Summary Compensation Table were granted options during 1999 covering a total of 575,000 shares. See "Option Grants in Last Fiscal Year."

  All options awarded in 1999 were granted at an exercise price at least equal to the fair market value of our common stock on the grant date, and all such options vest over a period of four years. A recipient of any such option will earn no compensation unless the share price of our common stock increases above the exercise price of the option.

  Section 162(m) of the Internal Revenue Code. This provision generally limits to $1,000,000 the tax deductible compensation paid to the Chief Executive Officer and the four highest-paid executive officers who are employed as executive officers on the last day of the year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied. We have imposed limits on options that may be granted to any individual in any calendar year so that the Section 162(m) limitation does not apply to performance-based compensation provided under our stock option plans. None of our compensation payments for 1998 exceeded the tax deductibility limit set forth in Section 162(m), nor is it expected that compensation to be paid in 1999 will exceed that limit. The Board of Directors or its Compensation Committee will continue to monitor our executive compensation with the impact of Section 162(m) where appropriate and consistent with our compensation policy.

      Gabriel A. Battista                 John F. Burton
      John C. Becker                      Timothy A. Davenport
      Richard A. Lefebvre                 Kevin A. McNerney

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Board of Directors during 1999 were Gabriel A. Battista, John F. Burton, John C. Becker, Timothy A. Davenport, Richard A. Lefebvre and Kevin A. McNerney, all of whom participated in deliberations concerning executive compensation. During 1999, Mr. Becker was our Chairman of the Board, Chief Executive Officer and an employee of AXENT. Mr. Lefebvre, a former executive officer of AXENT, received payments from us under a Memorandum of Understanding (see "Executive Compensation--Employment Agreements and Severance Arrangements"). Mr. Burton is Managing Director of Updata Capital, Inc., other partners of which provided investment banking services to us during 1999.

                               PERFORMANCE GRAPH

  The following graph shows a 44-month comparison of cumulative total return on our common stock, based on the market price of our common stock assuming reinvestment of dividends, with the cumulative total return of companies in the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Index for NASDAQ Computer and Data Processing Stocks for the period beginning April 24, 1996, the day our common stock began trading on the NASDAQ Stock Market, through December 31, 1999. The graph assumes the investment of $100 on April 24, 1996 in our common stock and in each of the indices and assumes reinvestment of all dividends. The graph presents information for a limited period of time, and as a result, is not necessarily indicative of possible future performance of our common stock.




               QUARTERLY CUMULATIVE TOTAL RETURN SUMMARY

                                         STARTING
                                          BASIS
DESCRIPTION                               4/96     6/96      9/96    12/96
-----------------------------------      -------  -------  -------  -------
AXENT TECHNOLOGIES, INC (%)                         17.86    42.42   -36.17
AXENT TECHNOLOGIES, INC ($)              $100.00  $117.86  $167.86  $107.14

NASDAQ US (%)                                       -0.12     3.56     4.91
NASDAQ US ($)                            $100.00  $ 99.88  $103.44  $108.51

NASDAQ COMPUTERS & DATA PROCESS (%)                 -0.48     1.99     3.98
NASDAQ COMPUTERS & DATA PROCESS ($)      $100.00  $ 99.52  $101.50  $105.54


DESCRIPTION                               3/97     6/97      9/97    12/97
-----------------------------------      -------  -------  -------  -------
AXENT TECHNOLOGIES, INC (%)               -18.33    24.49    36.07   -16.87
AXENT TECHNOLOGIES, INC ($)              $ 87.50  $108.93  $148.22  $123.22

NASDAQ US (%)                              -5.42    18.33    16.92    -6.23
NASDAQ US ($)                            $102.63  $121.45  $141.99  $133.15

NASDAQ COMPUTERS & DATA PROCESS (%)        -7.18    28.23     9.36    -5.62
NASDAQ COMPUTERS & DATA PROCESS ($)      $ 97.96  $125.62  $137.37  $129.65


DESCRIPTION                               3/98     6/98      9/98    12/98
-----------------------------------      -------  -------  -------  -------
AXENT TECHNOLOGIES, INC (%)                76.81     0.41   -39.18    64.09
AXENT TECHNOLOGIES, INC ($)              $217.86  $218.75  $133.04  $218.30

NASDAQ US (%)                              17.01     2.90    -9.47    28.97
NASDAQ US ($)                            $155.80  $160.31  $145.13  $187.18

NASDAQ COMPUTERS & DATA PROCESS (%)        32.10    10.98    -5.74    29.49
NASDAQ COMPUTERS & DATA PROCESS ($)      $171.27  $190.08  $179.17  $232.01


DESCRIPTION                               3/99     6/99      9/99    12/99
-----------------------------------      -------  -------  -------  -------
AXENT TECHNOLOGIES, INC (%)               -21.27   -53.77    16.30    62.31
AXENT TECHNOLOGIES, INC ($)              $171.87  $ 79.47  $ 92.42  $150.00

NASDAQ US (%)                              11.86     9.41     2.28    44.32
NASDAQ US ($)                            $209.38  $229.08  $234.30  $338.15

NASDAQ COMPUTERS & DATA PROCESS (%)        20.29     4.05     3.29    63.48
NASDAQ COMPUTERS & DATA PROCESS ($)      $279.08  $290.38  $299.94  $490.34

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of our common stock as of April 26, 2000: (i) by each person who is known by us to own beneficially more than 5% of our common stock; (ii) by each of our directors; (iii) by each of the Named Officers who was an AXENT employee on that date; and (iv) by all of our directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

                                                     Amount and Nature of
                                                   Beneficial Ownership (1)
                                                   ------------------------
                                                      Number         Percent
                                                   --------------- ------------
      FMR Corp. (2)
      82 Devonshire Street
      Boston, MA 02109............................       1,959,700         6.8
      John C. Becker (3)..........................         301,583         1.0
      Gabriel A. Battista (4).....................          14,000           *
      John F. Burton (5)..........................          22,000           *
      Timothy A. Davenport (6)....................           8,000           *
      Richard A. Lefebvre (7).....................          75,251           *
      Kevin A. McNerney (8).......................           9,200           *
      Brett M. Jackson (9)........................          30,824           *
      Edward W. Birss (10)........................          42,042           *
      Executive officers and directors as a group
       (10 persons) (11)..........................         529,237         1.8

--------
   * Less than 1% of the outstanding Common Stock.
 (1) Applicable percentage of ownership is based upon 28,792,734 shares of AXENT common stock outstanding on April 26, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of AXENT common stock subject to options exercisable currently or within 60 days after April 26, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
 (2) Based solely upon a Schedule 13G dated February 14, 2000.
 (3) Includes 301,224 shares issuable upon the exercise of vested options.
 (4) Includes 14,000 shares issuable upon the exercise of vested options.
 (5) Includes 15,000 shares issuable upon the exercise of vested options.
 (6) Includes 8,000 shares issuable upon the exercise of vested options.
 (7) Includes 21,999 shares issuable upon the exercise of vested options.
 (8) Includes 8,000 shares issuable upon the exercise of vested options.
 (9) Includes 30,824 shares issuable upon the exercise of vested options.
(10) Includes 40,569 shares issuable upon the exercise of vested options.
(11) See footnotes (3) through (10) above. Includes 445,117 shares issuable upon the exercise of vested options.

                             CERTAIN TRANSACTIONS

  In December 1998, we engaged Updata Capital, Inc. to provide certain investment banking services. Updata provided investment banking services to us in its acquisition of CKS Limited, the corporate parent of PassGo
Technologies, Ltd., in March 1999. Mr. Burton is a director of AXENT and Managing Director of Updata.

  We entered into a Memorandum of Understanding with Mr. Lefebvre in 1997, which was amended in November 1998, under which he is compensated. See "Employment Agreements and Severance Arrangements."

  We believe these transactions were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. In accordance with our policy, these transactions were approved by disinterested directors after disclosure of any interest of any of our officers or directors.

                             STOCKHOLDER PROPOSALS

  To be considered for inclusion in our proxy statement for our annual meeting of stockholders to be held in 2001, a stockholder proposal must be received by our Secretary at our principal offices at 2400 Research Boulevard, Suite 200, Rockville, Maryland 20850, no later than January 1, 2001. The submission by a stockholder of a proposal for inclusion in the proxy statement does not guarantee that it will be included. Any stockholder proposal not included in the proxy materials disseminated by our management for our 2001 annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 (the "Exchange Act") will be considered untimely for the purposes of Rules 14a-4 and 14a-5 under the Exchange Act if notice of the proposal is received after March 20, 2001. Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (a) we receive notice of such proposal by March 20, 2001 and (b) the conditions set forth in Rule 14-4(c)(2)(i)-(iii) under the Exchange Act are met.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

  Securities and Exchange Commission rules require us to disclose all known delinquent Section 16(a) filings by its executive officers, directors and 10% stockholders in this proxy statement. Based solely on our review of the copies of reports we received, or written representations from certain reporting persons that no such reports were required for those persons, we believe that, for 1999, all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were made on a timely basis.

                                 OTHER MATTERS

  The Board of Directors knows of no other business that will be presented to our 2000 annual meeting.

  Representatives of Ernst & Young L.L.P., independent auditors to AXENT for 1999, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to sign, date and promptly return the enclosed proxy in the enclosed envelope.

  A copy of AXENT's 2000 Annual Report to Stockholders accompanies this proxy statement. Any stockholder may request AXENT's 2000 Corporate Report, which was not available at the time of mailing this proxy statement, on AXENT's Web page (www.axent.com) or by calling AXENT's investor relations personnel.

                                          By Order of the Board of Directors

                                          /s/ Gary M. Ford

                                          Gary M. Ford
                                          Secretary

May 3, 2000
Rockville, Maryland

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           AXENT Technologies, Inc.

     The undersigned hereby appoints Brett M. Jackson and Phillip A. Salopek proxies, each with power to act without the other and with power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all the shares of stock of AXENT Technologies, Inc. (the "Company") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held June 6, 2000 or any adjournment or postponement thereof.

                    (this proxy is to be DATED and SIGNED)

[X] Please mark
    votes as in
    this example

1. ELECTION OF DIRECTORS

Nominees: John C. Becker and John F. Burton

        FOR             WITHHELD FOR ALL
        [_]                   [_]

YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE BY WRITING HIS NAME IN THE SPACE PROVIDED BELOW:

_____________________________________________________________________________

2. APPROVAL OF AN AMENDMENT TO THE AXENT TECHNOLOGIES, INC. 1999 INCENTIVE STOCK PLAN RESERVING FOR ISSUANCE 1,400,000 ADDITIONAL SHARES OF THE COMPANY'S COMMON STOCK.

        FOR             AGAINST         ABSTAIN
        [_]               [_]             [_]

3. In their discretion, the proxies are authorized to vote upon any other matter that may come before the Annual Meeting of Stockholders or any adjournment or postponement thereof if the Company had not received notice of any such stockholder proposal by March 20, 2000 and a stockholder had not previously sought to include the matter in the Company's proxy statement.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature: __________________________________________ Date: ___________________


Signature: __________________________________________ Date: ___________________

               IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY